Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2024 relating to the consolidated financial statements of Oportun Financial Corporation and the effectiveness of Oportun Financial Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oportun Financial Corporation and subsidiaries for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
December 20, 2024